UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2017 (March 1, 2017)

Laureate Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38002	52-1492296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South Exeter Street

Baltimore, MD 21202

(Address of principal executive offices, including zip code)

(410) 843-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 15, 2016, Laureate Education, Inc. (the “Company”) entered into separate, privately negotiated note exchange agreements (the “Note Exchange Agreements”) with certain then existing holders (the “Existing Holders”) of the Company’s outstanding 9.250% Senior Notes due 2019 (the “Senior Notes”).  The Note Exchange Agreements required that, among other things, within 60 days after February 6, 2017, the date of the consummation of the Company’s initial public offering, at the option of the Existing Holders or their transferees, the Company repurchase up to $62.5 million aggregate principal amount of Senior Notes at the redemption price set forth in the indenture governing the Senior Notes that was applicable as of January 31, 2017, the date of pricing of the Company’s initial public offering, plus accrued and unpaid interest and special interest (the “Subsequent Repurchase”).

On March 1, 2017, the Company consummated the Subsequent Repurchase and repurchased Senior Notes with an aggregate principal amount of $22,556,000 at a repurchase price of 104.625% of the aggregate principal amount for a total payment to the Existing Holders or their transferees of $23,599,215.  The Subsequent Repurchase occurred on an interest payment date and accrued and unpaid interest and special interest on the redeemed Senior Notes was paid in the same manner as other regularly scheduled interest payments under the Senior Notes.

The foregoing description of the Note Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the Note Exchange Agreements, a form of which was filed as Exhibit 10.53 to the Registration Statement on Form S-1 (File No. 333-207243) filed by the Company with the SEC on May 20, 2016 and is incorporated by reference into this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
Eilif Serck-Hanssen
Executive Vice President and Chief Financial Officer

Date: March 3, 2017

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